BIMINI CAPITAL MANAGEMENT, INC.

ARTICLES SUPPLEMENTARY RECLASSIFYING SHARES OF PREFERRED STOCK AND CLASS B AND CLASS C COMMON STOCK INTO CLASS A COMMON STOCK

Bimini Capital Management, Inc., a Maryland corporation (the “Corporation”), having its principal office in Vero Beach, Florida, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article V of the Amended and Restated Articles of Incorporation of the Corporation (the “Charter”) the Board of Directors (the “Board”), by resolutions duly adopted on January 14, 2010, reclassified and designated 5,000,000 shares of the authorized but unissued preferred stock, par value $0.001 per share, of the Corporation (which shall not include the Corporation’s Class A or Class B Redeemable Preferred Stock) (“Preferred Stock”) into Class A Common Stock.

SECOND: 5,000,000 shares of the authorized but unissued Preferred Stock have been reclassified and designated by the Board as Class A Common Stock under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

FIFTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under the seal in its name and on it behalf by its President and attested to be its Secretary of this 14th day of January 2010.

BIMINI CAPITAL MANAGEMENT, INC.
By:	/s/ G. Hunter Haas
G. Hunter Haas, IV
President
Attest:

By:	/s/ Robert Cauley
Robert Cauley
Chief Executive Officer and Secretary